Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release:
March 29, 2006 at 9:00 a.m.

Information Analysis Inc. Announces Fourth Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for the fourth quarter and full year ended December 31, 2005. Revenues were $2,950,000, an increase of 14% from the $2,597,000 reported in the fourth quarter 2004. The Information Technology services company reported net income of $261,000 or $0.02 per share basic and diluted, compared to net income of $105,000 or $0.01 per share basic and diluted in the comparable period in 2004.

For the year ended December 31, 2005, IAI posted revenue of $10,772,000 and net income of $732,000, or $0.07 per share basic and diluted. The Company reported revenue of $9,309,000 and net income of $572,000 or $0.06 per share basic and $0.05 per share diluted for the year ended December 31, 2004.

“This is the third year in a row that the company has grown year over year. In the last two years combined our growth has been nearly 50%. Just as important, our profitability has reached nearly 7%.,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “We accomplished our initial goals, set in 2002, which were to reach financial stability and gain momentum in increasing profitable revenue. Both accomplishments are critical to our future success. Our return to positive stockholder equity has enabled us to secure a new credit facility of $1,000,000 to finance current and future operations. Our second goal was accomplished through new business relationships. By participating in the Mainframe Migration Alliance (MMA), a consortium of organizations, including Microsoft and Micro Focus, that help customers migrate application workload from the mainframe to the Windows platform, we have been able to build our pipeline of potential customers. We expect to convert that pipeline into additional revenue during 2006 and future years. As a partner with Adobe, we have obtained contracts with the Department of Veterans Affairs and the Internal Revenue Service. As a result, Adobe has brought IAI into more opportunities that should enhance our future business.

“We expect to continue our strong performance and to grow organically, while we also pursue merger/acquisition opportunities with other organizations.”

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Information Analysis Announces Fourth Quarter Results

March 29, 2006

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2005 and in other filings with the Securities and Exchange Commission.

Information Analysis Announces Fourth Quarter Results

March 29, 2006

Information Analysis Incorporated

Condensed Consolidated Statements of Operations

	Three months ended December 31,
(in thousands, except per share data)	2005	2004
Sales:
Professional fees	$2,187	$2,321
Software sales	763	276

Total sales	2,950	2,597
Cost of goods sold and services provided:
Cost of professional fees	1,689	1,819
Cost of software sales	534	106

Total cost of sales	2,223	1,925

Gross profit	727	672
Operating expenses:
Selling, general and administrative	(462)	(558)

Income from operations	265	114
Other expenses, net	1	(9)

Income before provision for income taxes	266	105
Provision for income taxes	5	—

Net income	$261	$105

Earnings per Common Share: Basic and Diluted
Basic net income	$0.02	$0.01

Diluted net income	$0.02	$0.01

Shares used in calculating earnings per share:
Basic	10,620,570	10,283,515
Diluted	11,388,849	10,979,100

	Twelve months ended December 31,
(in thousands, except per share data)	2005	2004
Sales:
Professional fees	$9,045	$8,635
Software sales	1,727	674

Total revenue	10,772	9,309
Cost of goods sold and services provided:
Cost of professional fees	6,960	6,917
Cost of software sales	1,348	420

Total cost of sales	8,308	7,337

Gross profit	2,464	1,972
Operating expenses:
Selling, general and administrative	(1,715)	(1,656)
Other operating income	—	290

Income (loss) from operations	749	606
Other expenses, net	(12)	(34)

Income (loss) before provision for income taxes	737	572
Provision for income taxes	5	—

Net income (loss)	$732	$572

Earnings per Common Share: Basic and Diluted
Basic net income (loss)	$0.07	$0.06

Diluted net income (loss)	$0.07	$0.05

Shares used in calculating earnings per share:
Basic	10,376,247	10,283,515
Diluted	10,968,026	11,015,724

Information Analysis Announces Fourth Quarter Results

March 29, 2006

Information Analysis Incorporated

Consolidated Balance Sheets

(in thousands)	As of December 31, 2005	As of December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$452	$116
Accounts receivable, net	1,994	2,170
Prepaid expenses	183	47
Note receivable	85	85
Other receivables	15	7
Capitalized Software, net	—	—

Total current assets	2,729	2,425

Fixed assets, net	57	35

Other assets	9	7
Investments	—	3

Total assets	$2,795	$2,470

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,175	$1,567
Accrued payroll and related liabilities	321	277
Deferred revenue	214	83
Other accrued liabilities	125	65
Income taxes payable	4	—
Notes payable	—	125
Revolving line of credit	—	220

Total current liabilities	1,839	2,337

Total liabilities	1,839	2,337

Common stock, par value $0.01, 30,000,000 shares authorized; 12,127,626 shares issued, 10,623,015 outstanding at December 31, 2005, and 11,788,126 shares issued, 10,283,515 outstanding at December 31, 2004,	121	118
Additional paid in capital	14,212	14,122
Accumulated deficit	(12,511)	(13,244)
Other comprehensive income	(12)	(9)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	956	133

Total liabilities and stockholders’ equity	$2,795	$2,470

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